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EXHIBIT 21--SUBSIDIARIES OF THE REGISTRANT

  Terre Haute First National Bank is a wholly-owned subsidiary of the Registrant. It is an national banking association. It is an Indiana corporation. The bank conducts its business under the name of Terre Haute First National Bank.

  First State Bank is a wholly-owned subsidiary of the Registrant. It is a state corporation in Indiana. The bank conducts its business under the name of First State Bank.

  First Citizens State Bank of Newport is a wholly-owned subsidiary of the Registrant. It is a state corporation in Indiana. The bank conducts its business under the name of First Citizens State Bank.

  First Farmers State Bank is a wholly-owned subsidiary of the Registrant. It is a state corporation in Indiana. The bank conducts its business under the name of First Farmers State Bank.

  First Ridge Farm State Bank is a wholly-owned subsidiary of the Registrant. It is a state corporation in Illinois. The bank conducts its business under the name of First Ridge Farm State Bank.

  First Parke State Bank is a wholly-owned subsidiary of the Registrant. It is a state corporation in Indiana. The bank conducts its business under the name of First Parke State Bank.

  First National Bank of Marshall is a wholly-owned subsidiary of the Registrant. It is a national banking association. It is an Illinois corporation. The bank conducts its business under the name of First National Bank.

  First Crawford State Bank is a wholly-owned subsidiary of the Registrant. It is a state corporation in Illinois. The bank conducts its business under the name of First Crawford State Bank.

  The Morris Plan Company is a wholly-owned subsidiary of the Registrant. It is a state corporation in Indiana. The company conducts its business under the name of The Morris Plan Company of Terre Haute, Inc.